UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2007

QUEPASA Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33105

Nevada	86-0879433
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7550 E. Redfield Rd.

Scottsdale, AZ 85260

(Address of principal executive offices, including zip code)

480-348-2665

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.	Changes in Registrant’s Certifying Accountant.

Dismissal of Certifying Accountant

On October 30, 2007, Perelson Weiner LLP (“Perelson”) was dismissed as the independent registered public accountant for Quepasa Corporation and its subsidiaries (the “Company”). The decision to dismiss Perelson was approved by the Company’s Audit Committee of the Board of Directors. Perelson was first engaged by the Company as its independent registered public accountant for the fiscal year ended December 31, 2006 on February 8, 2007.

Perelson’s report on the Company’s consolidated financial statements for the fiscal year ended December 31, 2006, the only report for a fiscal year issued by Perelson, did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. However, an explanatory paragraph was included in the report of the Form 10-KSB/A, as amended and filed with the Securities and Exchange Commission (the “SEC”) on October 30, 2007, which disclosed the Company’s ability to continue as a going concern after such date.

During the fiscal years ended December 31, 2005, 2006 and through October 30, 2007, there were no disagreements with Perelson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Perelson, would have caused Perelson to make reference in its report on the Company’s consolidated financial statements, as amended, for such periods.

During the fiscal years ended December 31, 2005, 2006 and through October 30, 2007, there were no reportable events, as defined in Item 304(a)(1)(iv)(B) of Regulation S-B. However, as previously disclosed by the Company in its Form 10-KSB, as amended, for the year ended December 31, 2006, Perelson advised the Company of matters it considered to be certain weaknesses in the Company’s internal control over financial reporting, including inadequate documentation of policies, procedures, and internal controls; weaknesses in information technology controls and procedures; a lack of sufficient accounting personnel and expertise to address the Company’s expanding and increasingly complex financial reporting needs; and incorrect accounting treatment of certain expenses and equity issuances.

The Company is addressing these identified weaknesses by, among other things, conducting a search for additional and more experienced accounting and finance staff to bolster the Company’s internal capabilities and expertise; recently hiring a Chief Technology Officer and outside consultant to address information technology controls and procedures; increased oversight of the Company’s operations in Mexico; improving the Company’s technology related to its business and operations; and undertaking to systemically resolve such weaknesses in consultation with its independent auditor.

As part of the Company’s on-going efforts to address the weaknesses discussed above, the Company has hired a new Controller and an outside consultant in August 2007 to assist with the financial review and reporting processes, document policies and procedures, and implement a remediation plan to address the internal control weaknesses. In addition, as previously disclosed in the Company’s Form 8-K filed on October 30, 2007, the Company has announced that Robert B. Stearns and Charles B. Mathews have resigned from their positions as Chief Executive Officer and Chairman of the Board of Directors and Chief Financial Officer, respectively, and that John C. Abbott and Michael D. Matte have been appointed to the positions of Chief Executive Officer and Chairman of the Board and Chief Financial Officer, respectively.

On November 1, 2007, prior to the filing of this report, the Company provided Perelson with a copy of the foregoing disclosures and requested that Perelson furnish the Company with a letter addressed to the SEC stating whether or not it agrees with such disclosures. Perelson has provided such letter, which states that it agrees with the statements concerning it in this Item 4.01. A copy of the letter that Perelson has furnished in response to the Company’s request is filed as exhibit 16.1 to this Form 8-K.

Engagement of New Certifying Accountant

On October 30, 2007, the Company engaged Berenfeld, Spritzer, Shechter & Sheer (“BSS&S”) as its new independent registered public accounting firm. The decision to engage BSS&S was approved by the Company’s Audit Committee of the Board of Directors.

During the fiscal years ended December 31, 2005, 2006 and through October 30, 2007, the Company did not consult with BSS&S on: (i) the application of accounting principles to a specified transaction, either complete or contemplated; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that BSS&S concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or event, as those terms are defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions to Item 304 of Regulation S-B.

During the fiscal years ended December 31, 2005, 2006 and through October 30, 2007, the Company did not consult with BSS&S on any other matters or events set forth in Item 304(a)(2)(i) and Item 304(a)(2)(ii) of Regulation S-B.

On November 1, 2007, the Company provided a copy of the foregoing disclosure to BSS&S and provided BSS&S with an opportunity to furnish a letter addressed to the SEC containing any new information, clarification of the Company’s expression of its views, or the respects in which it does not agree with the statements made by the Company. BSS&S has advised the Company that it has reviewed the disclosures in this Form 8-K and has no basis on which to submit such a letter addressed to the SEC in response to Item 304 of Regulation S-B.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

16.1	Letter from Perelson Weiner LLP, dated November 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEPASA Corporation

Date November 2, 2007	/s/ Michael D. Matte
Michael D. Matte
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document

16.1	Letter from Perelson Weiner LLP, dated November 2, 2007.